Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of November 2, 2022 (the “Signing Date”), between ATI Physical Therapy, Inc. (the “Company”) and Erik L. Kantz (“Employee”).

1.0         RECITALS.

1.1        Employee and the Company are entering into this Agreement to set forth the terms and conditions of Employee’s employment with the Company and to protect the Company’s Trade Secrets or Confidential Information and business relationships.  The Company hereby employs Employee and Employee hereby accepts employment with the Company upon the terms and conditions contained in this Agreement.

1.2        As an executive officer of the Company, Employee will have access to and Employee will become familiar with, acquire knowledge of and develop or maintain the Company’s Trade Secrets or Confidential Information (as defined below) and business relationships, whether currently existing or to be developed in the future, which Employee recognizes permits the Company to enjoy a competitive advantage and disclosure and/or use by competitors, potential competitors and/or any third-party would cause irreparable harm to the Company.

NOW, THEREFORE, IN CONSIDERATION of the foregoing facts, the mutual covenants and agreements contained herein, the compensation to be paid in connection with Employee’s continued employment, and other good and valuable consideration, the Company and Employee agree as follows:

2.0         DEFINITIONS.

2.1         Affiliate:  “Affiliate” means, with respect to any party, any corporation, limited liability company, partnership, joint venture, firm and/or other entity which Controls, is Controlled by or is under common Control with such party.

2.2          Board of Directors:  “Board of Directors” shall mean the board of directors of the Company.

2.3          Business:  “Business” means the business of providing physical therapy and/or occupational therapy services, including, without limitation, physical therapy, work conditioning, functional capacity assessment or sports performance enhancement, home healthcare, and occupational health services, and any other business engaged in or service rendered by the Company upon the Effective Date, during the Initial Term, and/or during any Renewal Term.

2.4          Change in Control:  “Change in Control” shall have the meaning set forth in the Company’s 2021 Equity Incentive Plan, as amended from time to time.

2.5          [RESERVED]

2.6        Compensation Committee:  “Compensation Committee” shall mean a committee of the Board of Directors which has been delegated responsibility for employee compensation matters or, in the absence thereof, the entire Board of Directors.

2.7         Control:  “Control” means (i) in the case of a corporate entity, direct or indirect ownership of at least fifty percent (50%) of the stock or securities entitled to vote for the election of directors; and (ii) in the case of a non-corporate entity (such as a limited liability company, partnership or limited partnership), either (A) direct or indirect ownership of at least fifty percent (50%) of the equity interests in such entity, or (B) the power to direct the management and policies of such entity.

2.8        Covered Entity:  “Covered Entity” means every Affiliate of Employee, and every business, association, trust, corporation, partnership, limited liability company, proprietorship or other entity in which Employee has an investment (whether through debt or equity securities), or maintains any capital contribution or made any outstanding advances to, or in which any Affiliate of Employee has an ownership interest or profit sharing percentage, or a firm from which Employee or any Affiliate of Employee receives or is entitled to receive income, compensation or consulting fees in which Employee or any Affiliate of Employee has an interest as a lender (other than solely as a trade creditor for the sale of goods or provision of services that do not otherwise violate the provisions of this Agreement).  The agreements of Employee contained herein specifically apply to each entity which is presently a Covered Entity (so long as it remains a Covered Entity) or which becomes a Covered Entity subsequent to the date of this Agreement.

2.9        Discharge For Cause:  “Discharge For Cause” shall mean termination of employment for any one or more of the following:  (i) willful misfeasance or nonfeasance by Employee with respect to Employee’s assigned duties, which includes not following the reasonable written direction of the Board of Directors or any committee thereof or the Company’s Chief Executive Officer (other than by reason of Permanent Disability), or repeated intentional refusal by Employee to perform Employee’s assigned duties (other than by reason of Permanent Disability) which in each case continues uncured for thirty (30) days following receipt of written notice from the Board of Directors or the Compensation Committee thereof; (ii) such Employee personally engaging in illegal conduct or any act of moral turpitude (other than minor traffic violations) which reasonably could be expected to harm the Company; (iii) such Employee breaching in any material respect any provision of this Agreement (other than by reason of Permanent Disability) which continues uncured for thirty (30) days following receipt of written notice of such breach from the Board of Directors or the Compensation Committee thereof, except that any breach of Sections 4.7 or 4.9 shall not require either written notice or an opportunity to cure; or (iv) such Employee’s commencement of employment with another company while he is an employee of the Company without the prior consent of the Board of Directors, other than with respect to Permitted Activities.

2.10       Discharge Without Cause:  “Discharge Without Cause” shall mean the Company’s termination of Employee’s employment hereunder during the term hereof for any reason other than a Discharge For Cause or due to Employee’s death or Permanent Disability.

2.11        Effective Date:  “Effective Date” shall mean November 4, 2022.

2.12        [RESERVED].

2.13       Permanent Disability:  “Permanent Disability” shall mean the Employee’s inability, with or without reasonable accommodation, to perform the essential duties, responsibilities, and functions of Employee’s position with the Company as a result of any mental or physical disability or incapacity for a length of time that the Company determines is sufficient to satisfy such obligations as it may have to provide leave under applicable family and medical leave laws and/or “reasonable accommodation” under applicable federal, state or local disability laws.  Family and medical leave or disability leave provided under federal, state or local law may be unpaid as per the requirements of such laws; provided, however, that the Employee shall be entitled to such payments and benefits under the Company’s vacation, sick leave or disability leave programs as per the terms of such programs.  The Company may terminate the Employee’s active employment because of a Permanent Disability by giving written notice to the Employee at any time effective at or within 20 days after the end period of leave as may be required under the family and medical leave laws or under federal, state or local disability laws, but the Company shall retain the Employee as an inactive employee if necessary to maintain the Employee’s eligibility for any disability leave benefits.  A reassignment, reduction or elimination of the duties defined in Section 3.1 because of Employee’s inability to perform such duties during any period of a disability leave or during the period Employee is designated as an inactive employee, or the appointment of a temporary or permanent replacement for Employee during any disability leave, shall not constitute the basis for a Termination for Good Reason.  In the event of a dispute over the occurrence of a Permanent Disability, the Employee agrees to submit to an examination by a doctor selected by the Company who will determine fitness for duty.  If the Employee’s physician disagrees with the Company’s physician’s opinion, a third physician, mutually agreed upon by the Employee and the Company, shall examine the Employee and that physician’s opinion shall be conclusive as to the Employee’s fitness for duty.

2.14       Permitted Activities:  “Permitted Activities” shall mean Employee’s service on charitable or civic boards, service on behalf of charitable organizations or foundations, supervision of passive investments, or the professional activities enumerated in Exhibit B, in each case, which do not, individually or in the aggregate, interfere with the performance of Employee’s duties hereunder.

2.15      Subsidiary:  “Subsidiary” shall mean any corporation, trust, general or limited partnership, limited liability company, limited liability partnership, firm, company or other business enterprise which is Controlled by the Company thorough direct ownership of the stock or other proprietary interests of such business enterprise or indirectly through the ownership of stock or other proprietary interests in one (1) or more other business enterprises which are connected with the Company by means of one (1) or more chains of business enterprises that are connected by ownership of stock or other proprietary interests.

2.16       Termination For Good Reason:  “Termination For Good Reason” shall mean voluntary termination of this Agreement by Employee if, without the prior written consent of Employee:  (i) there is a reduction by the Company in Employee’s annual salary or percentage target bonus opportunity then in effect; (ii) the Company acts in any way that would adversely affect Employee’s participation in or materially reduce Employee’s benefit under any benefit plan of the Company in which Employee is participating, except those changes generally affecting similarly situated employees of the Company; (iii) the Company materially breaches the terms of this Agreement; or (iv) there is a material diminution of Employee’s job title, reporting relationship or job duties or responsibilities that are materially inconsistent with the position or positions listed in Section 3.1.  Notwithstanding the foregoing, none of the circumstances described above may serve as the basis for a “Termination for Good Reason” unless (x) Employee notifies the Board of Directors in writing of any event constituting the basis for a “Termination for Good Reason” within thirty (30) days following Employee’s knowledge of the initial existence of such circumstance and (y) the Company fails to cure such circumstance within thirty (30) days following such written notice.  Failing such cure, a Termination for Good Reason shall be effective on the day following the expiration of such cure period.

2.17        Territory:  “Territory” means the United States.

2.18      Trade Secrets or Confidential Information:  “Trade Secrets” means information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, a prototype, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information:  (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Trade Secrets also include any information or data described above that the Company obtains from another party and that the Company treats as proprietary or designates as a Trade Secrets, whether or not owned or developed by the Company. “Confidential Information” means any data or information, without regard to form, other than Trade Secrets, that is valuable to the Company and is not generally known by the public.  To the extent consistent with the foregoing, Trade Secrets or Confidential Information includes, but is not limited to:  (a) the names, addresses, phone numbers, accounts, financial information, and other information concerning patients, referral sources, payors (employers, managed care organizations, workers compensation insurers, and other types of payors) and other clients of the Company; (b) non-public information and materials describing or relating to the Company’s business or financial affairs, including but not limited to financial and/or investment performance information, personnel matters, products, operating procedures, organizational responsibilities, marketing matters, or policies or procedures of the Company; or (c) information and materials describing the Company’s existing or new products and services, including analytical data and techniques, and product, service or marketing concepts under development at or for the Company, and the status of such development.  Trade Secrets or Confidential Information does not include information that, other than as a result of a breach by Employee of this Agreement, (i) is or becomes generally known within the relevant industry, or (ii) is or becomes known to Employee other than through Employee’s work for the Company, or (iii) is or becomes generally available to the public.

3.0          CAPACITIES AND DUTIES; INDEMNIFICATION.

3.1          Title:  As of the Effective Date, Employee will be employed in the capacity of Chief Legal Officer and Corporate Secretary of the Company.  Employee shall report directly to the Chief Executive Officer of the Company and shall be subject to such officer’s supervision, control and direction.  Employee will at all times abide by the Company’s written personnel policies applicable to similarly situated employees of the Company as in effect from time to time and previously provided to Employee, and will faithfully, industriously and to the best of Employee’s ability, experience and talents perform all of the duties that may be required of and from Employee pursuant to the terms hereof, consistent with Employee’s status as Chief Legal Officer and Corporate Secretary.

3.2         Exclusive Services:  During the Term, Employee agrees to devote Employee’s best efforts and full business time to rendering services to the Company, except with respect to Permitted Activities.  Employee is specifically restricted from being employed by any other company, other than a Subsidiary or an Affiliate of the Company, while under the Company’s employ pursuant to this Agreement, other than in connection with any Permitted Activities.  Employee shall not be entitled to any additional compensation for services rendered as an officer or director of the Company or any of its Affiliates.

3.3         Indemnification:  The Company shall, to the maximum extent permitted by law, indemnify and hold harmless Employee for any loss, injury, damage, expense (including reasonable attorneys’ fees, and costs), and claim or demand, arising out of, connected with, or in any manner related to, any act, omission, or decision made in good faith while performing services for the Company from and after the Effective Date.

4.0          TERM.

4.1          Term:  Subject to Sections 4.2, 4.3, 4.4, 4.5 and 4.6 the term of this Agreement shall be three (3) years commencing on the Effective Date, unless terminated earlier pursuant to the terms herein (the “Initial Term”); provided that, unless earlier terminated pursuant to the terms herein, the Initial Term shall be automatically extended for additional one (1) year terms (each, a “Renewal Term”) upon the expiration of the Initial Term or any such Renewal Term unless the Company or Employee delivers to the other at least thirty (30) days prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be, a written notice specifying that the term of Employee’s employment will not be renewed at the end of the Initial Term or the then-current Renewal Term, as the case may be.  The Initial Term or, in the event that Employee’s employment hereunder is terminated earlier pursuant to the terms herein or renewed pursuant to this Section 4.1, such shorter or longer period, as the case may be, is referred to herein as the “Term.”  Upon termination of the Term for any reason, Employee agrees to resign, or will be deemed to resign, as of the date of termination or such other date requested by the Company, from all positions and offices that Employee then holds with the Company and its Affiliates.

4.2         Discharge For Cause:  Employee’s employment under this Agreement may be terminated by the Company (subject to the notice and cure period set forth in Section 2.9, if applicable), by the Chief Executive Officer and/or the Chief People Officer of the Company specifically finding that an action constituting the basis for a Discharge for Cause has occurred, without further obligation by the Company, except for payment of any base salary compensation and expense reimbursement accrued and unpaid through the effective date of termination and except as otherwise required by law, upon written notice to Employee of a Discharge For Cause.  The Company shall provide Employee in such written notification such facts as shall be reasonably necessary to apprise Employee of the basis for such Discharge For Cause of which the Company is actually aware and for Employee to exercise Employee’s right to cure under Section 2.9, if applicable.

4.3          Discharge Without Cause:  Employee’s employment under this Agreement may be immediately terminated by the Company upon written notice to Employee of a Discharge Without Cause.

(a)          Upon termination pursuant to this Section 4.3 at any time other than during the 18-month period following a Change in Control, the Company shall (i) pay to Employee an amount equal to 1.25 (one and a quarter) times the sum of (x) Employee’s base salary, as provided in Section 5.1, at the annual rate in effect at the time of termination, and (y) the Target Bonus, in substantially equal installments over a period of fifteen (15) months from the date of such termination, in accordance with the Company’s general payroll practices as the same may exist from time to time, (ii) pay to Employee an Annual Bonus for the then-current fiscal year based on actual performance for such year, pro-rated from the first date of such fiscal year through Employee’s last date of continued active employment, payable at the same time as annual bonuses are paid other senior executives of the Company, (iii) if continued coverage under the Company’s health and welfare plans is timely elected by Employee, pay the employer and employee portion of any COBRA health and welfare premiums for a period equal to twelve (12) months from the date of such termination, or, if earlier, (x) the first date that Employee is no longer eligible for COBRA or (y) the first date that Employee becomes eligible for health benefits from another employer, and (iv) all prior unvested grants of equity incentive compensation made to Employee pursuant to the Wilco Acquisition, LP 2016 Equity Incentive Plan (whether such vesting is time-based or performance-based) shall immediately vest as of the date of such termination.

(b)        Upon termination pursuant to this Section 4.3 during the 18-month period following a Change in Control, the Company shall (i) pay to Employee an amount equal to 1.5 (one and a half) times the sum of (x) Employee’s base salary, as provided in Section 5.1, at the annual rate in effect at the time of termination, and (y) the Target Bonus, in a lump sum on the first payroll date following the date the release contemplated by this Section 4.3 (described below) becomes effective and irrevocable, (ii) pay to Employee an Annual Bonus for the then-current fiscal year based on actual performance for such year, pro-rated from the first date of such fiscal year through Employee’s last date of continued active employment, payable at the same time as annual bonuses are paid other senior executives of the Company and, (iii) if continued coverage under the Company’s health and welfare plans is timely elected by Employee, pay the employer and employee portion of any COBRA health and welfare premiums for a period equal to twelve (12) months from the date of such termination, or, if earlier, (x) the first date that Employee is no longer eligible for COBRA or (y) the first date that Employee becomes eligible for health benefits from another employer, and (iv) all prior unvested grants of equity incentive compensation made to Employee pursuant to the Wilco Acquisition, LP 2016 Equity Incentive Plan (whether such vesting is time-based or performance-based) shall immediately vest as of the date of such termination.

In addition to the foregoing, the Company shall pay to Employee within thirty (30) days of termination of employment all amounts of base salary compensation and expense reimbursements accrued but unpaid through the effective date of termination.  Other than the foregoing, Employee shall not be entitled to any payment for subsequent periods upon Employee’s termination of employment upon a Discharge Without Cause.  As a condition to receiving severance payments and benefits under this Section 4.3, Employee shall execute a release of claims in the form attached hereto as Exhibit A. Notwithstanding anything in this Agreement to the contrary, receipt of severance payments and benefits under this Section 4.3, shall be subject to the execution (and expiration of any applicable revocation period) of the release within sixty (60) days following termination (the “Release Period”) and the first severance payment shall be made, inclusive of any amounts that would otherwise have been paid prior to such date, on the first payroll date following the date the release becomes effective and irrevocable; provided, that if the Release Period spans two tax years, the first severance payment shall be made in the second tax year.

4.4        Termination For Good Reason:  Employee’s employment under this Agreement may be terminated by Employee, subject to the notice and time limitations set forth in Section 2.16, upon written notice to the Company of a Termination For Good Reason.

(a)        Upon termination pursuant to this Section 4.4 at any time other than during the 18-month period following a Change in Control, the Company shall provide to Employee the severance payments and benefits set forth in Section 4.3(a).

(b)        Upon termination pursuant to this Section 4.4 during the 18-month period following a Change in Control, the Company shall provide to Employee the severance payments and benefits set forth in Section 4.3(b).

In addition to the foregoing, the Company shall pay to Employee within thirty (30) days of termination of employment all amounts of base salary compensation and expense reimbursements accrued but unpaid through the effective date of termination.  Other than the foregoing, Employee shall not be entitled to any payment upon Employee’s termination of employment upon a Termination For Good Reason.  As a condition to receiving severance payments or benefits under this Section 4.4, Employee shall execute a release of claims in the form attached hereto as Exhibit A. Notwithstanding anything in this Agreement to the contrary, receipt of severance payments or benefits under this Section 4.4, shall be subject to the execution (and expiration of any applicable revocation period) of the release within the Release Period and the first severance payment shall be made, inclusive of any amounts that would otherwise have been paid prior to such date, on the first payroll date following the date the release becomes effective and irrevocable; provided, that if the Release Period spans two tax years, the first severance payment shall be made in the second tax year.

4.5       Termination Upon Death:  Employee’s employment under this Agreement shall be immediately terminated without action or notice by either party upon the death of Employee and without further obligation by the Company, except for payment of all amounts of base salary compensation and expense reimbursements accrued but unpaid through the effective date of termination (to be paid to Employee within thirty (30) days of termination of employment), and except as otherwise required by law.

4.6        Termination Upon Permanent Disability:  Employee’s employment under this Agreement may be terminated by the Company, subject to the terms set forth in Section 2.12, upon written notice of a termination for the Permanent Disability of Employee.  Upon termination pursuant to this Section 4.6, the Company shall continue to pay to Employee an amount equal to Employee’s base salary, as provided in Section 5.1, at the annual rate in effect at the time of termination, for a period equal to twelve (12) months from the date of such termination (“Permanent Disability Severance Pay”).  In addition to the foregoing, the Company shall pay to Employee within thirty (30) days of termination of employment all amounts of base salary compensation and expense reimbursements accrued but unpaid through the effective date of termination.  Permanent Disability Severance Pay shall be reduced by the amount of any disability benefits paid during and for the same period to Employee under any disability insurance policy provided by the Company as a benefit to Employee.  Permanent Disability Severance Pay shall be payable over the twelve (12) month period following termination of employment under this Section 4.6 in accordance with the Company’s general payroll practices as the same may exist from time to time.  As a condition to receiving Permanent Disability Severance Pay, Employee shall execute a release of claims in the form attached hereto as Exhibit A. Notwithstanding anything in this Agreement to the contrary, receipt of the Permanent Disability Severance Pay, shall be subject to the execution (and expiration of any applicable revocation period) of the release within the Release Period and the first severance payment shall be made, inclusive of any amounts that would otherwise have been paid prior to such date, on the first payroll date following the date the release becomes effective and irrevocable; provided, that if the Release Period spans two tax years, the first severance payment shall be made in the second tax year.

4.7         Non-Disclosure and Non-Use of the Company’s Trade Secrets or Confidential Information:

(a)        At all times both during employment of Employee with the Company, and after the employment relationship with the Company has ended for any reason, Employee agrees that he will not, either directly or indirectly, and Employee will not permit any Covered Entity which is Controlled by Employee to, either directly or indirectly, (i) divulge, use, disclose (in any way or in any manner, including by posting on the Internet), reproduce, distribute, or reverse engineer or otherwise provide the Company’s Trade Secrets or Confidential Information to any person, firm, corporation, reporter, author, producer or similar person or entity; (ii) take any action that would make available Trade Secrets or Confidential Information to the general public in any form; (iii) take any action that uses Trade Secrets or Confidential Information to solicit any client or prospective client of the Company; or (iv) take any action that uses Trade Secrets or Confidential Information for solicitation or marketing for any service or product or on Employee’s behalf or on behalf of any entity other than the Company with which Employee may become associated, except (i) as required in connection with the performance of such Employee’s duties to the Company, (ii) as required to be included in any report, statement or testimony requested by any municipal, state or national regulatory body having jurisdiction over Employee or any Covered Entity which is Controlled by Employee, (iii) as required in response to any summons or subpoena or in connection with any litigation, (iv) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to Employee or any Covered Entity which is Controlled by Employee, (v) as required in connection with an audit by any taxing authority, or (vi) as permitted by the express written consent of the board of directors of the Company.  In the event that Employee or any such Covered Entity which is Controlled by Employee is required to disclose Trade Secrets or Confidential Information pursuant to the foregoing exceptions, Employee shall promptly notify the Company of such pending disclosure and assist the Company (at the Company’s expense) in seeking a protective order or in objecting to such request, summons or subpoena with regard to the Trade Secrets or Confidential Information.  If the Company does not obtain such relief after a period that is reasonable under the circumstances, Employee (or such Covered Entity) may disclose that portion of the Trade Secrets or Confidential Information which counsel to such party advises such party that they are legally compelled to disclose.  In such cases, Employee shall promptly provide the Company with a copy of the Trade Secrets or Confidential Information so disclosed.  This provision applies without limitation to unauthorized use of Trade Secrets or Confidential Information in any medium, writings of any kind containing such information or materials, including books, and articles, blogs, websites, or writings of any other kind, or film, videotape, or audiotape.

(b)      Notwithstanding Employee’s confidentiality obligations set forth in this Section 4.7 and Section 4.8, Employee understands that, pursuant to the Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that:  (a) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Employee understands that in the event it is determined that disclosure of the Trade Secrets of the Company or any of its Subsidiaries or Affiliates was not done in good faith pursuant to the above, Employee shall be subject to substantial damages under federal criminal and civil law, including punitive damages and attorneys’ fees.

(c)       Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall limit or interfere with Employee’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with a Government Agency for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Agency.  For purposes of this Agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission.

4.8       Return of Company Property:  If Employee ceases to work for the Company for any reason, Employee shall return to the Company all Company property including, but not limited to, all Trade Secrets or Confidential Information (and will not keep in Employee’s possession, recreate or deliver to anyone else) in any form or media and all copies thereof, shall return all Trade Secrets or Confidential Information from any computers Employee owns or uses outside the Company, delete all Trade Secrets or Confidential Information after returning such information to Company from any computers Employee owns or uses outside the Company, and shall participate in an exit interview for the purpose of ensuring that the Trade Secrets or Confidential Information and business relationships will not be put at risk in any new position Employee may assume.

4.9         Non-Solicitation:

(i)         Non-Solicitation:  During the term of Employee’s employment with the Company or any Affiliate of the Company and during the Restricted Period, Employee agrees that Employee will not, in any manner, directly or indirectly, solicit any customer or prospective customer of the Company to whom Employee provided services, with or for whom Employee transacted business, or about whom Employee learned Trade Secrets or Confidential Information during the six (6) months prior to Employee’s termination, in each case, for the purpose of providing goods or services competitive with the Business.  A “prospective customer” is any person or entity with whom Employee has communicated or whom Employee solicited for the purposes of obtaining or transacting business and/or whom Employee has analyzed concerning potential business at any time prior to the termination of Employee’s employment with the Company.

(ii)         Non-Solicitation of Employees:  During the Restricted Period, Employee agrees that he will not, in any manner, directly or indirectly, solicit, hire, attempt to solicit or attempt to hire any person who is a non-administrative (i.e., non-clerical) employee of the Company, or an employee under Employee’s control, in each case, during the six (6) months prior to Employee’s termination, to apply for or accept employment with any person or entity that provides goods or services competitive with the Business, unless the Company first terminated the employment of such person.

(iii)        Employee agrees that the payment of any severance payments or benefits under Section 4.3 or Section 4.4 is conditioned on Employee’s compliance with Section 4.7 through 4.9 and that the Company will have the right to withhold payment if Employee is in breach of any of these sections.

4.10         Assignment of Inventions:

(a)       Employee has attached hereto as Exhibit C a list, if any, describing all inventions, processes, designs, technology, information, software, illustrations, artwork, documentation, photographs, trademarks, materials, original works of authorship, and trade secrets made by him prior to the date of this Agreement that (i) belong solely to Employee or jointly to Employee and another, (ii) relate in any way to the Company’s business or services, and (iii) are not assigned to the Company by this Agreement.  If no such list is attached, there are no such Prior Inventions.

(b)       Employee hereby assigns to the Company all right, title and interest throughout the world in and to any and all inventions, processes, designs, technology, information, software, illustrations, artwork, documentation, photographs, trademarks, materials, original works of authorship, and trade secrets that Employee may solely or jointly conceive or develop or reduce to practice during Employee’s employment by the Company that

(i)          pertain to any business activity of the Company,

(ii)         are aided by the use of time, materials, facilities, Trade Secrets, or Confidential Information of the Company, or

(iii)        relate to any of Employee’s work for the Company (collectively referred to as “Inventions”).

(c)        Employee assigns to the Company all right, title and interest throughout the world to any and all intellectual property rights associated with such Inventions, including without limitation all patents, copyrights, trademark rights, trade dress rights and trade secret rights.  Employee will promptly make full written disclosure to the Company of all Inventions and will hold all Inventions in trust for the sole right and benefit of the Company.  All copyrightable works made by the Employee during Employee’s employment by the Company are and will be treated as “works made for hire” to the greatest extent permitted by applicable law.  Employee’s assignment of Inventions under this Section 4.10 includes Inventions created during Employee’s employment by the Company prior to the date of this Agreement, if any.

(d)        Moral Rights.  Employee’s assignment to the Company of Inventions hereunder includes (i) all rights of attribution, paternity, integrity, disclosure and withdrawal, (ii) any rights Employee may have under the Visual Artists Rights Act of 1990 or similar federal, state, foreign or international laws or treaties, and (iii) all other rights throughout the world sometimes referred to as "moral rights" (collectively "Moral Rights").  To the extent that Moral Rights cannot be assigned under applicable law, Employee hereby waives such Moral Rights to the extent permitted under applicable law and consents to any and all actions of the Company that would otherwise violate such Moral Rights.

(e)         Employee will assist the Company to secure its rights in the Inventions and any copyrights, patents, trademarks, or other intellectual property rights relating thereto in any and all countries.  If the Company is unable for any reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions assigned to the Company, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers as Employee’s agent and attorney in fact, to act for and in Employee’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations with the same legal force and effect as if originally executed by Employee.

(f)         Limitations.  Employee’s assignment of inventions under this Section 4.10 does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Employee’s own time, unless:

(i)        The invention relates to (1) the business of the Company, or (2) the Company’s actual or demonstrably anticipated research or development, or

(ii)         The invention results from any work performed by the Employee for the Company.

4.11       Enforcement; Remedies:  Employee acknowledges that Employee’s expertise in the Business is of a special and unique character which gives this expertise a particular value, and that a breach of Sections 4.7, 4.8, 4.9 or 4.10 by Employee will cause serious and potentially irreparable harm to the Company.  Employee therefore acknowledges that a breach of Sections 4.7, 4.8, 4.9 or 4.10 by Employee cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company from a violation of this Agreement and from the harm which this Agreement is intended to prevent.  By reason thereof, Employee acknowledges that the Company is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement.  Employee acknowledges, however, that no specification in this Agreement of a specific legal or equitable remedy may be construed as a waiver of or prohibition against the Company pursuing other legal or equitable remedies in the event of a breach of this Agreement by Employee.  Employee’s sole and exclusive remedy in the event of a breach of this Agreement by the Company shall be payment of the severance payments and benefits under Section 4.4.  For purposes of Sections 4.7, 4.8, 4.9 or 4.10, “Company” shall specifically include ATI Physical Therapy, Inc. and its direct and indirect parent entities, subsidiaries, successors and assigns.

4.12      Prior Agreements.  Employee represents and warrants that Employee is not a party to any non-competition agreement or other contractual limitation that would interfere with or hinder Employee’s ability to undertake the obligations and expectations of employment with the Company.  Employee represents that Employee’s performance of all of the terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by Employee in confidence or trust prior to the commencement of Employee’s employment with the Company, and Employee will not disclose to the Company, or induce the Company to use, any developments, or confidential information or material Employee may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.

5.0       COMPENSATION AND BENEFITS.  For Employee’s services, the Company agrees to pay Employee compensation following the Effective Date as follows:

5.1        Salary:  During the Term, compensation equal to an annual salary rate of $390,000 to be paid according to the Company’s general payroll practices as same may exist from time to time.  For annual periods thereafter, the Compensation Committee shall review and may increase but not decrease Employee’s base compensation.

5.2     Annual Incentive Compensation Program:  During the Term, Employee shall be eligible for an annual discretionary performance-based bonus of 75% of base compensation at target level of achievement (the “Target Bonus”).  This bonus shall be based upon achievement of such objectives established by the Compensation Committee, which may include financial, operational, strategic and personal objectives.  Except as expressly provided in Sections 4.3 and 4.4, Employee shall not be entitled to any bonus or other incentive compensation with respect to the calendar year in which Employee’s employment with the Company is terminated for any reason.

5.3       Long Term Incentive Compensation.  Employee shall be granted a long-term incentive award for 2023 with a grant-date fair market value of $250,000, as determined by the Compensation Committee (the “2023 LTIP Award”).  The 2023 LTIP Award shall be comprised of 50% stock options on Company common shares and 50% restricted stock units with respect to Company common shares (with the split between stock options and restricted stock units determined based on the grant date fair market value of such awards, not the number of stock options or restricted stock units granted).  Such stock options will vest in three equal tranches on the first three anniversaries of the date of grant, and such restricted stock units will vest in three equal tranches on the first three anniversaries of the date of grant.  The 2023 LTIP Award and all terms and conditions thereof shall be subject to the Company’s 2021 Equity Incentive Plan and equity award agreements thereunder.  With respect to each year of the Term following 2023, Employee shall be eligible to receive long-term incentive awards on terms and conditions as determined by the Compensation Committee in its discretion after consultation with a compensation consultant

5.4        Reimbursement of Expenses:  During the Term, the Company shall reimburse Employee for any reasonable business expenses incurred by Employee in the ordinary course of the Company’s business in accordance with the Company’s reimbursement policies then in effect.  All such expenses shall be substantiated by invoices and receipts, to be submitted by Employee within thirty (30) days after incurrence.  In addition, Employee shall receive a cell phone allotment in accordance with the Company’s policies then in effect or shall be provided with a Company cell phone, in the Company’s sole discretion, and shall be provided with a Company laptop computer (which shall remain the property of the Company) for use with respect to Company business.

5.5        Benefits:  During the Term, Employee shall be entitled to receive all benefits of employment generally available to the Company’s other executive employees when and as such benefits, if any, become available and Employee becomes eligible for them, including any vacation and sick leave, medical, dental, life and disability insurance benefits, long term incentive plan, pension plan and/or profit-sharing plan.  Additionally, the Company hereby agrees to provide Employee with annual executive physicals and an annual tax planning benefit.

5.6         Paid Time Off:  During the Term, Employee shall be entitled to paid time off accrued at a level consistent with other employees within your classification, currently .0961 per hour up to a maximum of 200 hours per year.  Employee will use Employee’s reasonable efforts to schedule vacation periods to minimize disruption of the Company’s business.  Paid time off that is not utilized within the calendar year does not carry over and is not paid out.  The Company will not reimburse Employee for any unused vacation.

5.7         Withholding:  Employee authorizes the Company to make any and all applicable withholdings of federal and state taxes and other items the Company may be required to deduct, as such items may exist under this Agreement or otherwise from time to time.

6.0         CONSIDERATION:  As additional consideration for the promises and covenants contained herein, specifically including, but not limited to Sections 4.7, 4.8, 4.9 and 4.10, the Company previously paid Employee adequate consideration. Employee acknowledges this payment and Employee’s continued employment by the Company constitute valuable consideration to which Employee is not otherwise entitled under any preexisting agreement with the Company.

7.0         SUCCESSORS AND ASSIGNS.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee shall not have any right to assign or otherwise transfer this Agreement, or any of Employee’s rights, duties or any other interest herein to any party without the prior written consent of the Company, and any such purported assignment shall be null and void.

8.0         SURVIVAL OF RIGHTS AND OBLIGATIONS.  The rights and obligations of the parties as stated herein shall survive the termination of this Agreement.

9.0          ENTIRE AGREEMENT.

9.1         Sole Agreement:  This Agreement (including any attachments and exhibits hereto) contains the parties’ sole and entire agreement regarding the Employee’s employment by the Company or its Affiliates, and supersedes any and all other agreements, statements and representations of the parties regarding Employee’s employment by the Company or its Affiliates, including but not limited to the Employment Agreement, dated as of April 2016, by and between Employee and ATI Holdings, LLC and Athletic & Therapeutic Institute of Naperville, LLC, and any other employment agreement or other agreement regarding Employee’s base compensation, bonus or terms of employment entered into prior to the Effective Date.

9.2        No Other Representations:  The parties acknowledge and agree that no party has made any representations (i) concerning the subject matter hereof, or (ii) inducing the other party to execute and deliver this Agreement, except those representations specifically referenced herein.  The parties have relied on their own judgment in entering into this Agreement.

10.0       MODIFICATIONS OR WAIVERS.  Waivers or modifications of this Agreement, or of any covenant, condition, or limitation contained herein, are valid only if in writing duly executed by the parties hereto.

11.0      GOVERNING LAW.  This Agreement shall be governed pursuant to the laws of the State of Illinois, without giving effect to any principles of conflicts of laws.

12.0      SEVERABILITY.  If any part, clause, or condition of this Agreement is held to be partially or wholly invalid, unenforceable, or inoperative for any reason whatsoever, such shall not affect any other provision or portion hereof, which shall continue to be effective as though such invalid, unenforceable or inoperative part, clause or condition had not been made.  In the event that any restrictive covenant under this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

13.0        INTERPRETATION.

13.1       Section headings:  The section and subsection heading of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

13.2       Gender and Number:  Whenever required by the context, the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter and feminine genders and vice versa.

14.0       NOTICES.  All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, (iii) if given by overnight courier with receipt acknowledgment requested, the next business day following the date sent, or (iv) if given by telecopy, if sent during business hours at the recipient’s location, upon confirmation of transmission by telecopy, otherwise, upon the next business day after such confirmation, in each case to the parties at the following addresses:

To the Company:	ATI Physical Therapy, Inc.
790 Remington Boulevard
Bolingbrook, Illinois 60440
Attn : CEO

With a copy to:	Weil, Gotshal & Manges, LP
100 Federal Street, 34th floor
Boston, MA 02110
Attention: Marilyn French Shaw

To Employee:	To the Employee’s current home address on file with the Company.

15.0      JOINT PREPARATION.  All parties to this Agreement have negotiated it at length, and have had the opportunity to consult with and be represented by their own competent counsel.  This Agreement is therefore deemed to have been jointly prepared by the parties, and any uncertainty or ambiguity existing in it shall not be interpreted against any party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.

16.0       THIRD-PARTY BENEFICIARIES.  No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

17.0       ARBITRATION.

 (i)        Any controversy, claim or dispute involving the parties (or their affiliated persons) directly or indirectly concerning this Agreement, or the subject matter thereof, shall be finally settled by arbitration held in Chicago, Illinois by one (1) arbitrator in accordance with the rules of employment arbitration then followed by the American Arbitration Association or any successor to the functions thereof.  The arbitrator shall apply Illinois law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how Employee’s decision or determination as to each issue or matter in dispute may be implemented or enforced.  Any decision or award of the arbitrator shall be final and conclusive on the parties to this Agreement and their respective affiliates, and there shall be no appeal therefrom other than from gross negligence or willful misconduct.  Notwithstanding the foregoing, claims of employment discrimination, worker’s compensation and unemployment compensation benefits shall not be subject to arbitration under this Agreement.  The Company shall bear all costs of the arbitrator in any action brought under this Section 17.0.

 (ii)      The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in the appropriate Illinois court and in connection with such action to compel the laws of the State of Illinois shall control.  Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award.  The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

 (iii)      Notwithstanding the foregoing provisions of this Section 17.0, nothing contained herein shall be deemed to preclude any party from bringing an action for injunctive relief in any court having jurisdiction.

18.0      COOPERATION AND FURTHER ACTIONS.  The parties agree to perform any and all acts and to execute and deliver any and all documents necessary or convenient to carry out the terms of this Agreement.

19.0      ATTORNEYS’ FEES.  In the event of any dispute related to or based upon this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.

20.0       COUNTERPARTS.  This Agreement may be executed in one or more counterparts, including electronically transmitted counterparts, each of which shall be deemed an original and all of which shall be considered one and the same instrument.

21.0       CONSENT TO JURISDICTION.  Each party to this Agreement hereby (a) consents to the jurisdiction of the United States District Court for the Northern District of Illinois or, if such court does not have jurisdiction over such matter, the applicable Illinois State or County Court that has jurisdiction, (b) irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement which are not subject to arbitration as set forth in Section 17.0(i) shall be litigated in such court and (c) consents to personal jurisdiction within the City and County of Chicago, Illinois.  Each party to this Agreement accepts for itself and in connection with its properties, generally and unconditionally, the jurisdiction and venue of the aforesaid courts and waives any defense of lack of personal jurisdiction or inconvenient forum or any similar defense, and irrevocably agrees to be bound by any non-appealable judgment rendered thereby in connection with this Agreement.

22.0     CLAWBACK; RECOUPMENT.  Notwithstanding anything in this Agreement to the contrary, all compensation payable under this Agreement shall be subject to (i) any compensation recovery, “clawback” or similar policy, as may be in effect from time to time to which Employee is subject and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed.

23.0       EFFECTIVENESS.  This Agreement shall be effective upon the Effective Date.

24.0       SECTION 409A PROVISIONS.

24.1        The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code, and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to Employee under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and Employee shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Code Section 409A or to comply with the requirements of Code Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 24.1 does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Code Section 409A, and in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Code Section 409A or any damages for failing to comply with Code Section 409A.

24.2       A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A.  For purposes of Code Section 409A, the Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

24.3        If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (ii) the date of Employee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 24.3 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

24.4        With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, to the extent that any such reimbursements or in-kind benefits constitute “nonqualified deferred compensation” under Code Section 409A, (x) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that this clause (y) shall not be violated with regard to any medical expenses subject to a limit as set forth in Treasury Regulations Section 1.409A-3(i)(1)(iv)(B), and (z) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred.

[SIGNATURE PAGE FOLLOWS]

The parties hereto have each executed and delivered this Agreement as of the day and year first above written.

ATI Physical Therapy, Inc.

By:
Name: Sharon Vitti
Title: CEO

The parties hereto have each executed and delivered this Agreement as of the day and year first above written.

ATI Holdings, LLC

By:
Name: Sharon Vitti
Title: CEO

Athletic & Therapeutic Institute of Naperville, LLC

By:
Name: Sharon Vitti
Title: CEO

The parties hereto have each executed and delivered this Agreement as of the day and year first above written.

EMPLOYEE

Erik L. Kantz
7734 Farmingdale Drive
Darien, IL 60561
United States of America

EXHIBIT A

FORM OF MUTUAL RELEASE

In exchange for good and valuable consideration set forth in that certain Employment Agreement (the “Employment Agreement”) between the undersigned, Erik L. Kantz (“Employee”) and ATI Physical Therapy, Inc. (the “Company”), the sufficiency of which is hereby acknowledged, Employee, on behalf of Employee, Employee’s executors, heirs, administrators, assigns and anyone else claiming by, through or under Employee, irrevocably and unconditionally, releases, and forever discharges the Company, its predecessors, successors and related and affiliate entities, including, without limitation, parents and subsidiaries, and each of their respective directors, officers, employees, attorneys, insurers, agents and representatives (collectively, the “Released Parties”), from, and with respect to, any and all debts, demands, actions, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities, and expenses (including attorneys’ fees and costs) whatsoever of any name or nature both in law and in equity that Employee now has, ever had or may in the future have against the Released Parties with respect to Employee’s employment with, or service as an officer or director of, the Released Parties (severally and collectively, “Claims”), including but not limited to, any and all Claims in tort or contract, whether by statute or common law, and any Claims relating to salary, wages, bonuses and commissions, the breach of an oral or written contract, unjust enrichment, promissory estoppel, misrepresentation, defamation, and interference with prospective economic advantage, interference with contract, wrongful termination, intentional and negligent infliction of emotional distress, negligence, breach of the covenant of good faith and fair dealing, and Claims arising out of, based on, or connected with the termination of that Employee’s employment as set forth in the Employment Agreement, including any Claims for unlawful employment discrimination of any kind, whether based on age, race, sex, disability or otherwise, including specifically and without limitation, claims arising under or based on Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Americans with Disabilities Act, as amended; the Employee Retirement Income Security Act of 1974; the Equal Pay Act of 1963; the Illinois Human Rights Act; the Illinois Equal Pay Law; the rules under the Illinois Administrative Code relating to discrimination; the Chicago Ordinance on Human Rights; the Illinois Worker Adjustment and Retraining Notification Act; and the Cook County Ordinance on Human Rights; and any other local, state or federal equal employment opportunity or anti-discrimination law, statute, policy, order, ordinance or regulation affecting or relating to Claims that Employee ever had, now has, or claims to have against the Released Parties; except, in each case, with respect to Claims arising out of or otherwise relating to the purchase, ownership or sale of any equity securities of the Company or any successor thereof; provided, however, the Employee does not release the Released Parties with respect to claims arising out of or relating to their fraud, gross negligence or willful misconduct.  The Employee further waives any claims the Employee may have for employment by the Company and agrees not to seek such employment or reemployment by the Company in the future.

Employee warrants and represents that Employee has not assigned or transferred to any person or entity any of the Claims released by this Mutual Release, and Employee agrees to defend (by counsel of the Company’s choosing), and to indemnify and hold harmless, the Released Parties from and against any claims based on, in connection with, or arising out of any such assignment or transfer made, purported or claimed.

Except for obligations created by this Mutual Release and the Employment Agreement, the Company hereby covenants not to sue and fully releases Employee and Employee’s successors and assigns (the “Employee Releasees”), with respect to and from all actions, and claims of any kind, known or unknown, suspected or unsuspected, which the Company may now have or has ever had against any of the Employee Releasees, including all claims arising from Employee’s position as an officer, director or employee of the Company and the termination of that relationship, as of the date of this Mutual Release; except, in each case, with respect to Claims arising out of or otherwise relating to the purchase, ownership or sale of any equity securities of the Company or any successor thereof; provided, however, the Company does not release the Employee Releasees with respect to claims arising out of or relating to their fraud, gross negligence or willful misconduct.

As further consideration for Employee’s entering into the Employment Agreement and this Mutual Release, the Company covenants and agrees that for one (1) year after the date of this Mutual Release, the Company will instruct its directors and executive officers not to disparage Employee in any manner harmful to Employee’s business or personal reputation.  As further consideration for the Company entering into the Employment Agreement and this Mutual Release, Employee covenants and agrees that for one year after the date of this Mutual Release, Employee will not disparage the Company in any manner harmful to the Company’s business reputation.

Notwithstanding anything to the contrary in this Mutual Release or the Employment Agreement, the foregoing release shall not cover, and Employee does not intend to release, any rights of indemnification under the Company’s Certificate of Incorporation (the “Certificate”) or Bylaws (the “Bylaws”) or Operating Agreement (the “Operating Agreement”), as applicable, rights to directors and officers liability insurance, or any rights and obligations under the Employment Agreement.  Employee further acknowledges that the Company’s obligations under the Certificate, Bylaws or Operating Agreement are, to the extent required therein, conditioned upon receipt by the Company of an undertaking by Employee to repay any applicable indemnification amount if it shall be determined by a court of competent jurisdiction by final judicial determination that Employee is not entitled to be indemnified by the Company under the Certificate, Bylaws or Operating Agreement.

The parties hereto agree that neither this Mutual Release, nor the furnishing of the consideration for this Mutual Release, shall be deemed or construed at any time to be an admission by the any Released Party or the Employee Releasees of any improper or unlawful conduct.

EMPLOYEE HAS READ THIS MUTUAL RELEASE AND BEEN PROVIDED A FULL AND AMPLE OPPORTUNITY TO STUDY IT, AND EMPLOYEE UNDERSTANDS THAT THIS IS A FULL AND, COMPREHENSIVE AND MUTUAL RELEASE AND INCLUDES ANY CLAIM UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.  EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN ADVISED IN WRITING TO CONSULT WITH LEGAL COUNSEL BEFORE SIGNING THIS MUTUAL RELEASE AND THE EMPLOYMENT AGREEMENT, AND EMPLOYEE HAS CONSULTED WITH AN ATTORNEY.  EMPLOYEE WAS GIVEN A PERIOD OF AT LEAST TWENTY-ONE DAYS TO CONSIDER SIGNING THIS MUTUAL RELEASE, AND EMPLOYEE HAS SEVEN DAYS FROM THE DATE OF SIGNING TO REVOKE EMPLOYEE’S ACCEPTANCE BY DELIVERING TIMELY NOTICE OF EMPLOYEE’S REVOCATION TO THE COMPANY’S HUMAN RESOURCES DEPARTMENT AT ITS PRINCIPAL PLACE OF BUSINESS.  EMPLOYEE IS SIGNING THIS MUTUAL RELEASE VOLUNTARILY, WITHOUT COERCION, AND WITH FULL KNOWLEDGE THAT IT IS INTENDED, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AS A COMPLETE AND FINAL RELEASE AND WAIVER OF ANY AND ALL CLAIMS.  EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE PAYMENTS SET FORTH IN THE EMPLOYMENT AGREEMENT ARE CONTINGENT UPON EMPLOYEE SIGNING THIS MUTUAL RELEASE AND WILL BE PAYABLE ONLY IF AND AFTER THE REVOCATION PERIOD HAS EXPIRED.

[SIGNATURE PAGE(S) TO FOLLOW]

Employee has read this Mutual Release, fully understand it and freely and knowingly agree to its terms.

Dated this _____ day of _____________________, 20___.

Signature

Erik L. Kantz

AGREED AND ACCEPTED:

ATI Physical Therapy, Inc.
By:
Title:
Date:

EXHIBIT B

Of-counsel relationship with Saul Ewing Arnstein & Lehr LLP

EXHIBIT C

None